Exhibit 10.1

EXECUTION VERSION

Confidential

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by and between Hub Group, Inc. (the “Company”) and Kevin Beth (“Employee”).

1. Termination of Employment. Employee’s employment with the Company and its affiliates shall terminate on May 27, 2026 (the “Separation Date”). Effective as of the Separation Date, Employee hereby resigns from all positions, offices and directorships with the Company. In addition, Employee agrees to resign from any positions held with any third-party organizations or associations in connection with his employment with the Company.

2. Transition Period. For the six-month period following the Separation Date, unless terminated earlier by the Company solely for Cause (as defined below) (the “Transition Period”) (the date that is the expiration or earlier termination of the Transition Period is herein defined as the “Transition Period Termination Date”), Employee shall provide advisory services to the Company on the terms and conditions set forth on Exhibit A attached hereto. Following the Separation Date, except as set forth on Exhibit A, Employee shall not be, or represent that Employee is, an employee or representative of the Company or any of the other Releasees (as defined below). For purposes of this Agreement, “Cause” shall mean Employee’s (i) willful refusal to perform any material advisory services pursuant to Exhibit A (other than as a result of Employee’s physical or mental incapacity) during the Transition Period; (ii) commission of an intentional and material act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company during the Transition Period as reasonably determined by the Company; (iii) conviction of, or plea of no contest or nolo contendere to, any felony or any crime that involves fraud, dishonesty, or moral turpitude or that causes material harm, financial or otherwise, to the Company based on conduct that occurs during the Transition Period; (iv) willful failure to reasonably cooperate (other than due to Employee’s death or disability) in any audit or investigation of the business or financial practices of the Company during the Transition Period; or (v) willful and material violation of any federal, state, or local law or regulation applicable to the Company or its business during the Transition Period that demonstrably and materially adversely affects the Company; provided, however, with respect to the foregoing, Cause will exist only if (x) within 30 days of the date the Company has actual knowledge of the occurrence of an event constituting Cause, the Company provides written notice to Employee specifying such event, (y) Employee does not cure such event within 30 days of such notice, and (z) the Company terminates Employee’s services within 30 business days of the end of such cure period.

3. Accrued Benefits. Following the Separation Date the Company shall timely pay to Employee, minus applicable withholdings and authorized or required deductions: (i) all earned but unpaid wages and accrued but unused paid time off earned in accordance with applicable law and Company policy, in each case, through the Separation Date, (ii) any unpaid business expenses or other reimbursements due to Employee in accordance with the Company’s expense reimbursement policy and (iii) any unpaid health benefits due to Employee in accordance with the Company’s health benefit program (collectively, the “Accrued Benefits”).

4. COBRA. The benefits received by Employee (and Employee’s eligible dependents, if any) under the Company’s medical and dental plan(s) shall cease as of the Separation Date (or, if provided under the terms of the Company plans, the last day of the calendar month that includes the Separation Date). Thereafter, pursuant to governing law and independent of this Agreement, Employee shall be entitled to elect benefit continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Employee and any eligible dependents if Employee timely applies for such coverage. Such COBRA coverage shall be at Employee’s sole expense (other than as provided for in Section 5(b) and Paragraph 1(b) of Exhibit B). Information regarding Employee’s eligibility for COBRA coverage and the terms and conditions of such coverage shall be provided to Employee in a separate mailing.

5. Severance Benefits. Provided (i) the Second Release Effective Date (as defined below) occurs and (ii) Employee complies with this Agreement, including the obligations set forth in Sections 10, 11 and 12, at all times, Employee shall receive the following severance benefits:

(a) The Company shall provide Employee with payment in the total gross amount of $137,063 (minus applicable taxes and withholdings), which represents three months of Employee’s base salary (the “Severance Pay”). The Severance Pay shall be payable in a lump sum on the Company’s next regularly scheduled payroll date following the Second Release Effective Date.

(b) To the extent that Employee has timely elected medical plan coverage under the Company’s medical plan(s) and COBRA continuation coverage, the Company shall pay, or at its option, reimburse Employee, for the difference between the monthly COBRA premium paid by Employee for Employee and Employee’s dependents and the monthly premium amount paid by Employee for such coverage immediately prior to the Separation Date until the earlier of (i) the date that is six months after the Transition Period Termination Date and (ii) the date Employee becomes eligible for substantially similar benefits under the group health plan of a subsequent employer, in which case Employee agrees to immediately notify the Company in writing of the date of such eligibility (the “COBRA Reimbursement”). Notwithstanding the foregoing, the Company may modify the COBRA coverage contemplated herein to the extent reasonably necessary to avoid the imposition of any excise taxes or penalties on the Company for failure to comply with the nondiscrimination requirements of applicable law, and such payments or reimbursements (as applicable) may be treated as taxable income (subject to all applicable income tax withholding requirements) to the extent necessary to comply with law.

(c) Notwithstanding anything to the contrary, a pro-rata portion of Employee’s time-vesting restricted stock awards that have not vested in accordance with their terms (including continued vesting during the Transition Period) as of the Transition Period Termination Date shall vest as of the Second Release Effective Date. Such pro-rata portion shall be based on the number of time-vesting restricted stock awards that would vest on the next vesting date after the Transition Period Termination Date multiplied by a fraction with the number of days of service provided by Employee from the most recent anniversary of the grant date through the Transition Period Termination Date as the numerator and 365 as the denominator (the “Equity Treatment”).

(d) Following the Separation Date, Employee shall be entitled to outplacement services in accordance with the Company’s arrangement with Oak Consulting, Inc.

(e) Following the Separation Date, the Company shall provide Employee with access to one executive physical examination during the 2026 calendar year, administered in accordance with the same terms, conditions, and scope of coverage as made available to other similarly situated active senior executives of the Company.

6. No Further Payments. Employee acknowledges and agrees: (a) the Accrued Benefits are in full discharge of any and all liabilities and obligations the Releasees have to Employee, monetarily or otherwise, with respect to Employee’s employment, other than any continuing or vested rights Employee may have, if any, under the Company’s 401(k) Plan, as set forth in the books and records of such 401(k) Plan (the “Vested 401(k) Benefits”) and other than any continuing or vested rights Employee may have, if any, under the Company’s Deferred Compensation Plan, as set forth in the books and records of such Deferred Compensation Plan (the “Vested Deferred Compensation Benefits”); and (b) the consideration provided in Section 5 above exceeds any payment or other compensation or benefit to which Employee might otherwise be entitled. Except with respect to the Vested 401(k) Benefits, Vested Deferred Compensation Benefits and the Accrued Benefits, which the Company will timely pay following the Separation Date, Employee specifically acknowledges and agrees that the Company and the Releasees have paid to Employee all of the pay, wages, commissions, overtime, premiums, vacation, notice pay, separation pay, sick pay, leave pay, paid time off, holiday pay, equity, phantom equity, carried interest, distributions, allocations, royalties, bonuses, deferred compensation, and other forms of compensation, reimbursements, benefits, perquisites, or payments of any kind or nature whatsoever to which Employee was or may have been entitled (collectively, “Compensation”), and that the Company and the Releasees do not owe Employee any other Compensation, other than as explicitly provided in this Agreement. For the avoidance of doubt, Employee shall not be entitled to any payment under the Company’s annual cash incentive program with respect to the 2025 and 2026 fiscal years.

7. Release. In exchange for the consideration provided to Employee pursuant to this Agreement, including, without limitation, the Severance Pay, COBRA Reimbursement, Equity Treatment and Advisor Compensation (as defined on Exhibit B), as applicable, Employee, on behalf of Employee and all of Employee’s spouse, heirs, executors, beneficiaries, administrators, successors, and assigns (collectively, “Releasors”), hereby releases and forever waives and discharges any and all claims, demands, causes of action, suits, controversies, actions, crossclaims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, expenses, claims for costs and attorneys’ fees, losses or liabilities of any nature whatsoever in law and in equity and any other liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (collectively, “Claims”) that Employee or any of the other Releasors ever had, now have, or might have against the Company and/or its respective current, former, and future affiliates, subsidiaries, parents, related companies, controlling shareholders, owners, divisions, directors, members, trustees, officers, general partners, limited partners, employees, agents, attorneys, representatives, insurers, and investment funds (and the other investment vehicles any of the foregoing manage and/or for which they perform services), and each of their predecessors, successors and assigns (collectively with the Company, the “Company Group”, and each, a “Company Group Member”); and each Company Group Member’s respective current, former, and future directors, members, trustees, controlling shareholders, subsidiaries, general partners, limited partners, affiliates, related companies, divisions, officers, employees, agents, insurers, representatives, and attorneys (collectively, with the Company Group, the “Releasees” and each a “Releasee”), arising at any time prior to and including the date Employee executes this Agreement, whether such Claims are known to Employee or unknown to Employee, whether such Claims are accrued or contingent, including, but not limited to, any and all (a) Claims arising out of, or that might be considered to arise out of or to be connected in any way with, Employee’s employment or other relationship with any of the Releasees, or the termination of such employment or other relationship; (b) Claims under any contract, agreement, or understanding that Employee may have with any of the Releasees, whether written or oral, whether express or implied, at any time prior to the date Employee executes this Agreement; (c) Claims arising from or in any way related to awards, policies, plans, programs or practices of any of the Releasees that may apply to Employee or in which Employee may participate; (d) any Claims for any paid leave or unpaid leave, paid time off, bonus, incentive payment, severance or other Compensation; (e) any Claims for any carried interest or capital interest distributions or other carry or distribution rights; (f) Claims arising under any federal, state, foreign, or local law, rule, ordinance, or public policy, including, without limitation, (g) Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (collectively, “ADEA”), the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Illinois Human Rights Act, as all such laws have been amended from time to time, or any other federal, state, foreign, or local labor law, wage and hour law, worker safety law, employee relations or fair employment practices law, or public policy, (h) Claims arising in tort, including, but not limited to, Claims for misrepresentation, defamation, libel, slander, invasion of privacy, conversion, replevin, false light, tortious interference with contract or economic advantage, negligence, fraud, fraudulent inducement, quantum meruit, promissory estoppel, prima facie tort, restitution, or the like, (i) Claims for Compensation, attorneys’ or experts’ fees or costs, forum fees or costs, or any tangible or intangible property of Employee’s that remains with any of the Releasees and (j) Claims arising under any other applicable law, regulation, rule, policy, practice, promise, understanding, or legal or equitable theory whatsoever; provided, however, that Employee does not release (A) any Claims that arise after the date Employee executes this Agreement; (B) any Claims for breach of this Agreement or to enforce the terms of this Agreement; (C) any Claims that cannot be waived or released as a matter of law; (D) any Claims Employee may have to workers’ compensation or unemployment benefits; (E) any right to the Accrued Benefits, the Vested 401(k) Benefits or the Vested Deferred Compensation Benefits; or (F) any preexisting obligation by the Company Group to indemnify Employee for claims asserted against Employee, including without limitation any indemnity obligations in any Company Group bylaws, directors’ and officers’ liability insurance, state law, or the Undertaking Letter. Employee specifically intends the release of Claims in this Section 7 to be the broadest possible release permitted by law.

8. No Further Claims. Employee represents and warrants that Employee has never commenced or filed, or caused to be commenced or filed, any lawsuit or arbitration against any of the Releasees. Except as otherwise provided in Sections 7, 8 and 11 of this Agreement, Employee further agrees not to commence, file, or in any way pursue, or cause or assist any person or entity to commence, file, or pursue, any lawsuit or arbitration against any of the Releasees in the future. For avoidance of doubt, nothing in this Agreement, any other agreement between Employee and the Company, or any Company policy shall prevent Employee from filing a charge with the Equal Employment Opportunity Commission or other governmental agency or commission (collectively, the “EEOC”), participating in any EEOC investigation or speaking with law enforcement, the EEOC, the state division of human rights, the attorney general, a local commission on human rights, or an attorney retained by Employee. Employee may not receive any relief (including, but not limited to, Compensation, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) as a consequence of any charge filed with the EEOC and/or any litigation arising out of an EEOC charge to the fullest extent permitted by law; provided, however, that nothing shall prevent Employee from seeking or accepting any U.S. Securities and Exchange Commission Awards or other relief under other whistleblower laws that cannot be waived by law.

9. Acknowledgements and Representations. Employee acknowledges and represents that: (a) Employee has no known workplace injuries or occupational diseases; (b) to the best of Employee’s knowledge, Employee is unaware of the existence of any Claim(s) that have not been asserted in writing against any Releasee (whether by Employee or any other individual or entity); (c) Employee has not asserted any Claims(s) against any Releasee, and this Agreement is not offered for purposes of resolving any Claim(s) that have been asserted; (d) to the best of Employee’s knowledge, neither Employee nor any other employee or other party has violated any policy or procedure applicable to the Releasees during the course of Employee’s employment; and (e) to the best of Employee’s knowledge, neither Employee nor any other employee or other party has violated any law or regulation applicable to the Releasees during the course of Employee’s employment.

10. Restrictive Covenants.

(a) Employee acknowledges and agrees that Employee shall continue to remain bound by any obligations Employee owes to the Company or the other Releasees, including, without limitation, that certain Non-Competition, Non-Solicitation and Confidentiality Agreement, dated as of January 27, 2024, by and among Employee, the Company and any entity that controls, is controlled by, or is under common control with the Company (the “Restrictive Covenant Agreement”), and the Restrictive Covenant Agreement shall remain in full force and effect in accordance with its terms. Notwithstanding the foregoing, the definition of “Competing Business” for purposes of the Restrictive Covenant Agreement is hereby modified and shall now be defined as follows: Competing Business means any person (including Employee), company, or entity that derives a material portion of its annual revenue from one or more of the following lines of business within the Restricted Territory: (i) intermodal freight transportation services, meaning the arrangement or provision of containerized freight movement utilizing a combination of rail and over-the-road drayage; (ii) multi-modal transportation management services, meaning the brokerage, arrangement, or coordination of less-than-truckload, full truckload, or dedicated fleet transportation on behalf of shippers; (iii) last-mile delivery logistics services, meaning the coordination or execution of final-leg delivery of goods from a distribution point to a residential or commercial end-recipient; (iv) warehousing and freight consolidation services provided in connection with the transportation services described in subsections (i) through (iii) above; or (v) third-party logistics services in which the provider manages, on an outsourced or contract basis, the end-to-end supply chain or a material segment thereof (including freight forwarding, shipment consolidation, or contract logistics) for shippers of tangible goods. For the avoidance of doubt, “Competing Business” does not include (a) any entity solely because it utilizes freight transportation or logistics services as a shipper or consignee for its own goods, (b) any technology company whose primary business is the development or licensing of software unless such company also directly provides the transportation or logistics services described above, or (c) any private equity firm, investment bank, or financial advisory firm unless such firm operates a portfolio company that itself constitutes a Competing Business and Employee is personally and substantially involved in the management or operations of that portfolio company. An entity shall be deemed to derive a “material portion” of its annual revenue from the activities described above if such activities account for fifteen percent (15%) or more of the entity’s consolidated gross revenue for its most recently completed fiscal year.

(b) Employee represents that, as of the Separation Date, Employee has (i) delivered to the Company any and all documents, access cards, keys, credit cards, computer files, computers, equipment, phones, and all other items that are the property of any member of the Company Group and in Employee’s possession or under Employee’s control, and (ii) delivered to the Company (or, with the written consent of the Company, on an item by item basis, destroyed) all physical embodiments of confidential or proprietary information belonging to any Company Group Member. Notwithstanding the preceding sentence, Employee may retain the following: (A) any agreements of the Company or another member of the Company Group to which Employee is subject; and (B) any non-confidential, publicly available materials of the Company. For the avoidance of doubt, Employee’s receipt of confidential or proprietary information that the Company provides to Employee in connection with Employee’s provision of the Transition Services pursuant to Exhibit A shall not constitute a breach of this Section 10 or the Restrictive Covenant Agreement.

11. Non-Disparagement.

(a) During and after Employee’s employment with the Company, except to the extent compelled or required by law, or as otherwise permitted by Section 8 or this Section 11, Employee agrees that Employee shall not disparage the Company, the Company Group, the Releasees and/or each of their respective investors, portfolio companies, investors, suppliers, officers, directors, agents, employees, attorneys, owners, successors or assigns or their respective businesses, investments, products or services, in any manner (including but not limited to, verbally or via hard copy, websites, blogs, social media forums or any other medium); provided, however, that nothing in this Agreement or the Restrictive Covenant Agreement shall prevent Employee from: engaging in concerted activity relative to the terms and conditions of Employee’s employment and in communications protected under the National Labor Relations Act or applicable state law, filing a charge or providing information to any governmental agency, or from providing information in response to a subpoena or other enforceable legal process or as otherwise required by law. For the avoidance of doubt, such information may include Confidential Information, as defined by the Restrictive Covenant Agreement, not otherwise protected from disclosure by any applicable law or privilege, such as the attorney-client privilege. Further, nothing herein or in the Restrictive Covenant Agreement prohibits, prevents or otherwise restricts Employee from making truthful statements or disclosures regarding regulatory investigations, unlawful employment practices or other unlawful conduct, or testifying in an administrative, legislative, arbitral, or judicial proceeding, including a deposition taken in connection with any of the proceedings, concerning alleged criminal conduct or alleged unlawful employment practices by any Releasee. For purposes of this Agreement, “unlawful employment practices” means any practice made unlawful that is actionable under Article 2 of the Illinois Human Rights Act, Title VII of the Civil Rights Act of 1964, or any other State or federal rule or law governing employment, including those that are enforced by the Illinois Department of Human Rights, Illinois Department of Labor, Illinois Labor Relations Board, Equal Employment Opportunity Commission, United States Department of Labor, Occupational Safety and Health Administration, or National Labor Relations Board.

(b) The Company will not issue, authorize, or direct any public statement that disparages Employee.

12. Cooperation. Employee agrees to be reasonably available to and reasonably cooperate with the Company in transitioning Employee’s duties, and with respect to any Company Group internal investigation or administrative, regulatory, or judicial proceeding, arbitration or other settlement or dispute that relates to events occurring during Employee’s employment by the Company or about which the Company otherwise believes Employee may have relevant information. In addition to the obligations pursuant to the Undertaking Letter, the Company shall reimburse Employee for reasonable, documented out-of-pocket expenses (including travel, lodging, and meals) actually incurred in providing the cooperation required under this Section 12, subject to the Company’s applicable reimbursement policies then in effect from time to time.

13. Legal Fees. The terms and conditions of that certain Undertaking Letter, dated as of February 24, 2026, by and among Employee, the Company, Kirkland & Ellis LLP and Perkins Coie LLP (the “Undertaking Letter”) shall remain in full force and effect.

14. Neutral Reference. In response to any written business inquiry authorized by Employee, employment references will be provided by the Company’s Human Resources Department and shall only include dates of employment and the last position held. The Company will instruct its executive officers, directors, managers, and Human Resources personnel who are aware of this Agreement to refer any employment reference inquiries concerning Employee to the Company’s Human Resources Department. Nothing in this Section 14 prohibits truthful statements required by law, subpoena, court order, or other legal process.

15. Construction. This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any party, regardless of which party drafted this Agreement or any provision hereof. If any provision of this Agreement is determined to be unenforceable as a matter of governing law, an arbitrator or reviewing court of appropriate jurisdiction shall have the authority to modify such provision so as to render it enforceable while maintaining the parties’ original intent to the maximum extent possible. Each provision of this Agreement is severable from the other provisions hereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.

16. Governing Law; Arbitration; Jury Trial Waiver. This Agreement shall be governed by the laws of the state of Illinois. Any disputes under this Agreement, or otherwise arising between Employee, on the one hand, and any of the Releasees, on the other hand, shall be resolved by binding confidential arbitration, to be held in Chicago, Illinois in accordance with the JAMS Employment Arbitration Rules and Procedures, and applicable law, including the Federal Arbitration Act. By entering into this Agreement, Employee understands and agrees that Employee is giving up any right to commence, participate in or be a party to, any class, collective or representative action or to bring any dispute jointly or collectively, and no court or arbitrator shall have authority to proceed with any such litigation or arbitration on such a basis. Each party hereby waives its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any dealings between or among the parties relating to the subject matter hereof. EACH PARTY ACKNOWLEDGES THAT THESE WAIVERS ARE MATERIAL INDUCEMENTS TO ENTER INTO THIS AGREEMENT, THAT EACH HAS ALREADY RELIED ON THESE WAIVERS IN ENTERING INTO THIS AGREEMENT AND THAT EACH SHALL CONTINUE TO RELY ON THESE WAIVERS IN ITS RELATED FUTURE DEALINGS.

17. Injunctive Relief; Jurisdiction and Venue for Injunctions. In any action brought by any member of the Company Group for an injunction in aid of arbitration, to compel arbitration or to enforce any arbitration award, Employee consents to exclusive jurisdiction and venue in the federal and state courts in, at the election of the Company Group, (a) the State of Illinois; and/or (b) any state and county in which the Company Group contends that Employee has breached or are threatening to breach any agreement with or duty to the Company Group.

18. Miscellaneous. This Agreement sets forth the entire agreement between the parties hereto, fully supersedes any and all prior agreements or understandings between the parties, and can be modified only in a written agreement signed by Employee, on the one hand, and an officer of the Company, on the other hand. Employee specifically acknowledges and agrees that notwithstanding any discussions or negotiations Employee may have had with any of the Releasees prior to the execution of this Agreement, Employee is not relying on any promises or assurances other than those explicitly contained in this Agreement. Each of the Releasees shall be a third-party beneficiary to this Agreement and entitled to enforce it in accordance with its terms. PDF or other electronic copies of this Agreement shall have the same force and effect as the original. This Agreement may be executed in counterparts and each shall be considered to be an original and all of which taken together shall constitute one and the same agreement. This Agreement shall not in any way be construed as an admission by any of the Releasees of any liability, or of any wrongful acts whatsoever against Employee or any other person.

19. Section 409A. It is the intention of the parties that payments or benefits payable under this Agreement comply with or be exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”), and not be subject to the additional tax imposed pursuant to Section 409A. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any provision in this Agreement to the contrary, to the extent that any payment hereunder constitutes “nonqualified deferred compensation” (within the meaning of Section 409A), then each such payment which is conditioned upon Employee’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year shall be paid or provided in the later of the two taxable years. In the event that any payment to Employee or any benefit hereunder that is subject to Section 409A is made upon, or as a result of Employee’s termination of employment hereunder, and Employee is a “specified employee” (as that term is defined under Section 409A) at the time Employee becomes entitled to any such payment or benefit, no such payment or benefit will be paid or commenced to be paid to Employee under this Agreement until the date that is the earlier to occur of (i) Employee’s death or (ii) six months and one day following the Separation Date (the “Delay Period”). Any payments which Employee would otherwise have received during the Delay Period will be payable to Employee in a lump sum on the date that is six (6) months and one day following the Separation Date, and any remaining compensation and benefits due under this Agreement shall be paid or provided as otherwise set forth herein. To the extent required by Section 409A, any payments due in respect of the Severance Pay shall not commence or be made, as applicable, earlier than the 60th day following Separation Date, with any payments scheduled to occur between the Separation Date and such 60th day provided on the first regularly scheduled pay date following such 60th day. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits under this Agreement are exempt from, or compliant with, Section 409A, and in no event shall the Company or any of its affiliates or subsidiaries be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

20. Voluntary Execution; Review Period.

(a) The Company’s obligations under Paragraph 1 of Exhibit B are strictly contingent upon Employee’s execution and non-revocation of this Agreement. Employee acknowledges that Employee has been given twenty-one (21) calendar days to consider the terms of this Agreement, which includes a waiver of valuable rights Employee has (including Claims under ADEA), although Employee may sign it sooner. Changes to this Agreement, whether material or immaterial, will not restart this twenty-one (21)-day consideration period. Employee has seven (7) calendar days after the date on which Employee initially executes this Agreement to revoke Employee’s consent to the Agreement. Such revocation must be in writing and must be emailed to Eric Braun at [*****]@hubgroup.com. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Employee, this Agreement will be null and void in its entirety. Provided that Employee does not revoke Employee’s execution of this Agreement within such seven (7) day period, this Agreement will be effective on the eight (8th) calendar day after the date on which Employee initially signs it (the “Effective Date”). Employee specifically acknowledges and agrees that (a) this Agreement contains individually negotiated terms and conditions of his separation of employment with the Company, and (b) his separation of employment with the Company is not part of, and this Agreement is not offered in connection with, an “exit incentive program” or “other employment termination program” under ADEA.

(b) The Company’s obligations under Section 5 of this Agreement are strictly contingent upon Employee’s re-execution and non-revocation of this Agreement. Employee may not re-execute this Agreement prior to the Transition Period Termination Date. The date of Employee’s re-execution of this Agreement is referred to herein as the “Re-Execution Date”. By re-executing this Agreement, Employee advances to the Re-Execution Date Employee’s general waiver and release of all Claims against the Releasees and the other covenants set forth in this Agreement. Employee has seven (7) calendar days from the Re-Execution Date to revoke Employee’s re-execution of the Agreement. Such revocation must be in writing and must be emailed to Eric Braun at [*****]@hubgroup.com. Notice of such revocation must be received by the Company within the seven (7) calendar days referenced above. In the event of such revocation by Employee, the date of the releases and covenants set forth in this Agreement will not be advanced, but will remain effective up to and including the date upon which Employee originally signs this Agreement. Provided that Employee does not revoke Employee’s re-execution of this Agreement within such seven (7) day period, the “Second Release Effective Date” will occur on the eighth (8th) calendar day following the Re-Execution Date.

(c) Should Employee materially breach this Agreement or the Restrictive Covenant Agreement, then: (i) the Company shall have no further obligations to Employee under this Agreement or otherwise (including but not limited to any obligation to provide the consideration set forth in Section 5 and Paragraph 1 of Exhibit B, and the Company shall be entitled to immediate repayment of any amounts already paid under thereunder; (ii) the Company shall have all rights and remedies available to it under this Agreement, the Restrictive Covenant Agreement, and any applicable law or equitable theory; and (iii) all of Employee’s promises, covenants, releases, waivers, representations, and warranties under this Agreement and the Restrictive Covenant Agreement shall remain in full force and effect.

(d) EMPLOYEE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT EMPLOYEE HAS HAD AMPLE TIME TO CONSIDER THIS AGREEMENT; THAT THE COMPANY HAS ADVISED AND URGED EMPLOYEE TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT VOLUNTARILY, KNOWINGLY, AND WITH AN INTENT TO BE BOUND BY THIS AGREEMENT; AND THAT EMPLOYEE HAS FULL POWER AND AUTHORITY TO RELEASE EMPLOYEE’S CLAIMS AS SET FORTH HEREIN AND HAS NOT ASSIGNED ANY SUCH CLAIMS TO ANY OTHER INDIVIDUAL OR ENTITY.

[Signature Page Follows]

By:	HUB GROUP, INC.

By:	/s/ Eric A. Braun	6/24/2026
	Name: Eric A. Braun	Date
Title: EVP, Chief Legal Officer & Corp. Sec.

NOT TO BE EXECUTED PRIOR TO SEPARATION DATE

/s/ Kevin Beth	6/23/2026
Kevin Beth	Date

NOT TO BE RE-EXECUTED PRIOR TO THE TRANSITION PERIOD TERMINATION DATE

Kevin Beth	Date

EXHIBIT A

1. Services. During the Transition Period, Employee shall make himself available for business purposes by telephone and electronic mail to the Company’s Chief Executive Officer (“CEO”), any executive directly reporting to the CEO (“Company EC Member”), and any employee or officer as requested by the CEO or Company EC Member. The CEO may further request that Employee make himself virtually available for business purposes at reasonable hours during the Transition Period (the “Transition Services”).

2. Independent Contractor Status. During the Transition Period, (a) Employee shall be an independent contractor of the Company and (b) nothing in this Agreement is intended to, or shall be deemed or construed to, create any partnership, agency, joint venture, or employment relationship between Employee on the one hand, and the Company, on the other hand. Employee shall perform all services set forth in this Exhibit A pursuant to this Agreement as an independent contractor. The Company shall not, with respect to Employee’s services, exercise or have the power to exercise such level of control over Employee as would indicate or establish that a relationship of employer and employee exists between Employee and the Company. However, Employee’s services are subject to the Company’s general right of supervision to secure the satisfactory performance thereof.

3. Taxes. The Company shall issue, or cause to be issued, to Employee a tax form(s) 1099 which reflects any applicable Advisor Compensation (as defined in Exhibit B) paid to Employee. Notwithstanding the foregoing, neither the Company nor any of the Released Parties make any representation to Employee concerning the tax consequences of the Advisor Compensation. Neither the Company nor any of the Released Parties shall withhold or deduct from the Advisor Compensation any amount in respect of taxes, income taxes, employment taxes, or withholdings of any nature on behalf of Employee. Employee shall be solely responsible for withholding and paying all foreign, federal, state, and local taxes, including income taxes, business taxes, estimated taxes, self-employment taxes, and any other taxes, fees, additions to tax, interest, or penalties (collectively, all of the foregoing, “Taxes”) which may be assessed, imposed, or incurred as a result of or relating to this Agreement or any amounts received by Employee from the Company or the Released Parties. In the event the Company or any of the Released Parties are required to make any payments which are Employee’s obligations under this Agreement, or to the Internal Revenue Service or any other taxing authority in respect of any Taxes, Employee shall, upon receipt of written notice from the Company, remit to the Company an amount equal to such payments, within ten (10) business days from such notice.

EXHIBIT B

1. Advisor Compensation. In consideration for the Transition Services set forth on Exhibit A and provided (i) the Effective Date occurs and (ii) Employee complies with this Agreement, including the obligations set forth in Sections 10, 11 and 12, at all times, Employee shall be entitled to the payments and vesting set forth below (collectively, the “Advisor Compensation”):

(a) Advisor Fee. Payment at the monthly rate of $45,688, which shall be prorated for partial months and paid each month in arrears during the Transition Period;

(b) COBRA Reimbursement. To the extent that Employee has timely elected medical plan coverage under the Company’s medical plan(s) and COBRA continuation coverage, the Company shall pay, or at its option, reimburse Employee, for the difference between the monthly COBRA premium paid by Employee for Employee and Employee’s dependents and the monthly premium amount paid by Employee for such coverage immediately prior to the Separation Date for the duration of the Transition Period. Notwithstanding the foregoing, the Company may modify the COBRA coverage contemplated herein to the extent reasonably necessary to avoid the imposition of any excise taxes or penalties on the Company for failure to comply with the nondiscrimination requirements of applicable law, and such payments or reimbursements (as applicable) may be treated as taxable income (subject to all applicable income tax withholding requirements) to the extent necessary to comply with law.

2. Treatment of Outstanding Equity Awards during the Transition Period.

(a) Performance-Vesting Awards. All of Employee’s outstanding performance-vesting restricted stock awards that are unvested as of the Separation Date shall be forfeited without consideration as of the Separation Date. Employee and the Company acknowledge and agree that, as of the Separation Date, 26,782 shares of performance-vesting restricted stock remained unvested and were so forfeited.

(b) Time-Vesting Awards. Employee and the Company acknowledge and agree that, as of the Separation Date, Employee holds an aggregate of 26,234 shares of unvested time-vesting restricted stock, which shall remain outstanding and continue to vest during the Transition Period, which unvested time-vesting shares, for the avoidance of doubt, are comprised of: (i) 830 shares of time-vesting restricted stock granted to Employee on January 2, 2022, (ii) 2,012 shares of time-vesting restricted stock granted to Employee on January 2, 2023, (iii) 834 shares of time-vesting restricted stock granted to Employee on July 16, 2023, (iv) 3,618 shares of time-vesting restricted stock granted to Employee on January 2, 2024, (v) 7,244 shares of time-vesting restricted stock granted to Employee on January 2, 2025 and (vi) 11,696 shares of time-vesting restricted stock granted to Employee on January 2, 2026.

14